UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2016 (August 22, 2016)

ORBIS CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-199205	38-39455474
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 Peffer Law Circle Brampton, Ontario Canada	L6Y 0L6
(Address of principal executive offices)	(Zip Code)

(647) 308-5963

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 22, 2016, the Board of Directors (the “Board”) of Orbis Corporation (the “Corporation”, “we”, “us”, “our”) named Mandeep Johar as a new Director of the Corporation, pursuant to the authority granted to the Board in the Corporation’s Bylaws. As of the date hereof, Mr. Johar has not been named, and the Board does not intend to name him, to any committees of the Board.

Mandeep Johar, age 44, holds a Bachelors of Commerce from Delhi University. He has served with some of the largest and most established companies in the logistics industry. He began his career at UPS in 1993 working up to Senior Operations Manager by the time he left the company in 2011. From 2011 to 2014, he served as Senior Operations Manager for Greyhound Courier Transportation Canada. Since 2014, he has served in the capacity as the National Manager for Dispatch and Driver Operations with Gamma Dynacare, one of the largest medical laboratory services company in Canada. He brings with him over 20 years of experience in the logistics industry with an established record of excellence in logistics operations management, warehouse management, distribution, business development and customer relationship management.

There are no arrangements or understandings between Mr. Johar and any other persons pursuant to which Mr. Johar was selected as a Director. Since the beginning of the Corporation’s last fiscal year there were no transactions, and there are no currently proposed transactions, in which the Corporation was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Johar had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBIS CORPORATION

Date: August 26, 2016	By:	/s/ Manhor S. Bansal
Manhor S. Bansal
President and Chief Executive Officer